CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

March 25, 2024
Sheri Lewis
[*****]

Dear Sheri,
We are excited to extend you an offer to join Hydrafacial LLC, a BeautyHealth Company, as our Chief Supply Chain and Operations Officer. In this role, you will report directly to Marla Beck, President and Chief Executive Officer, and your position will be based out of your residence in [*****] with frequent travel to our Burnett Distribution Center based in Long Beach, CA. Your start date will be April 8, 2024.
This offer is contingent upon satisfactory completion of your background check.
This is an exempt position, and your annual base compensation will be $485,000.00, paid biweekly in accordance with the Company’s standard payroll practices and subject to all regular withholdings.
You will be eligible to participate in and earn a cash performance bonus under the Corporate Annual Incentive Plan where your annualized at-target bonus will be 60% of the base salary earnings for this role. The actual amount of the annual bonus will be determined based on achievement of specified levels of performance goals set by the Company’s Board of Directors. The bonus plan may be amended or changed from time to time. Any annual bonus that becomes payable will be paid at such time as annual bonuses are generally paid to senior executives, subject to your continued employment with the Company through the applicable payment date. The annual bonus plan year runs from January through December and any 2024 annual bonus earned will be pro-rated based on your hire date.
We are also pleased to offer you a signing bonus of $75,000. This bonus will be paid in one lump sum in a separate check within 30 days after you start employment with Hydrafacial LLC, a BeautyHealth Company. This signing bonus is taxable, and all regular payroll taxes will be withheld. In the event you voluntarily resign from the Company within 12 months of your date of hire for reason other than a Good Reason (as defined in the Severance Plan), you will be responsible for reimbursing the company for the entire gross signing bonus.
Under the Company’s 2021 Incentive Award Plan, you will be granted a Long-Term Incentive new hire grant of $1,181,250.00 in form of restricted stock units (“RSUs”). The RSU will vest ratably over 3 years from the date of grant subject to your continued service. The grant will be subject to the terms and conditions of the 2021 BeautyHealth Company Incentive Plan and grant agreement, to be entered into between you and the Company.
You will be granted a Long-Term Incentive grant of $393,750.00 Performance-Based Restricted Stock Units (PSUs) under the Beauty Health Company 2021 Incentive Award Plan. The grant and vesting schedule will be subject to the terms and conditions of the Beauty Health Company’s 2021 Incentive Award Plan and grant agreement to be entered into between Employee and the Company.

Sheri Lewis Offer Letter March 25, 2024, Page 2

You will be eligible to receive one or more grants of long-term incentive awards (“Awards”) for each fiscal year of employment with the Company based on performance, affordability, market data, and the Company’s go-forward performance / stock price. The amount (if any), type and terms and conditions (including vesting conditions) of any such Award will be determined by the Compensation Committee in its sole discretion. Each Award will be subject to the terms and conditions of The Beauty Health Company 2021 Incentive Award Plan, subject to and contingent upon the approval of the Incentive Plan by the Board and the stockholders of the Company, or any successor plan, and an award agreement entered into between the Company and you.
You will be eligible for all company benefits, subject to the terms and conditions of each program. This includes the permissive PTO plan, all health and welfare plans as well as the 401k retirement savings plan. These plans are outlined in the 2024 Employee Benefits Summary (attached).
On or before your first day of employment, you will receive a link to the new hire packet. It contains all the paperwork you will need to complete and submit. On your first day, please be sure to bring identification documents that verify your identity and employment eligibility. This is required by the Department of Homeland Security. Should we not receive the required documentation within three (3) days from your start date, we will have to withdraw our offer of employment. If you have any questions as to which documents are required, please refer to the enclosed Form I-9 list of acceptable documents.
As an employee of the Company, you will be subject to the Company’s policies and procedures as they may be amended from time to time. Either you or the Company may end the employment relationship at any time, with or without cause or advance notice. We are an at-will employer; therefore, this letter does not constitute an employment contract.
Sheri, we are excited to invite you to join the team at Beauty Health! Our team members are talented, highly motivated professionals with a tremendous passion for our products and services.
We look forward to receiving your acceptance by Wednesday, March 27, 2024. Please contact me at [*****] should you have any questions about this offer.
Sincerely,
/s/ Celeste Ortiz
Celeste Ortiz
Chief Human Resources Officer The BeautyHealth Company

Accepted and agreed to on (Date): March 27, 2024

Employee Signature:     /s/ Sheri Lewis
            Sheri Lewis